UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2013

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 STATE STREET, SUITE 214 NEW LONDON, CONNECTICUT	06320
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-900-0776

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 3, 2013, the Company entered into an Amendment to Employment Agreement with L. Michael Haller (“Amended Employment Agreement”), which amended and terminated the Employment Agreement dated August 23, 2012 previously entered into between the Company and Mr. Haller (“Original Employment Agreement”). Under the terms of the Amended Employment Agreement: (i) Mr. Haller resigned as the Company’s Chief Executive Officer, President and director upon the closing of the sale of the Company’s mobile game application business, as discussed under Section 2 – Item 2.01 below, (ii) the Company paid Mr. Haller all accrued but unpaid obligations due under the Original Employment Agreement plus a cash lump sum of $10,000 in lieu of any severance or similar payments that might have been required under the Original Employment Agreement, (iii) the Company waived the non-compete and non-solicitation provisions contained in the Original Employment Agreement, and (iv) both parties mutually agreed to release each other from any other claims that they may have against each other.

The Amended Employment Agreement further provided that Mr. Haller’s stock option to purchase 2.0 Million shares of the Company’s common stock at $0.05 per share, which vested on August 27, 2012, may be exercised for a period of sixty (60) days following the effective date of the Amended Employment Agreement. However, Mr. Haller’s stock options to purchase up to 8.0 Million shares, which were not vested as of the date of the Amended Employment Agreement, were forfeited as of such date.

The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference herein.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 3, 2013, the Company closed on the sale of its mobile game application business (“Sale”) to MGT Capital Investments, Inc., a Delaware corporation (NYSE:MGT) (“MGT”), pursuant to the terms of the Asset Purchase Agreement dated April 10, 2013 (“Sale Agreement”), for a cash payment of $136,630 and the receipt of 50,000 shares of MGT’s common stock valued at $212,500, based on the closing price of MGT’s common stock on April 15, 2013. The Sale Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 16, 2013.

Under the terms of the Sale Agreement, MGT was required to assume the Company’s obligations under a certain office lease (“Condition”). However, as the parties were unable to obtain the landlord’s consent for such assumption by May 3, 2013 and in order to close the Sale by such date, the Company and MGT entered into the Transition Services Agreement dated as of May 3, 2013 (“Transition Agreement”), whereby the Company agreed that this Condition will instead be a post-closing condition and will permit MGT to occupy the office space for the remaining term of the office lease in exchange for MGT reimbursing the Company for its expenses in maintaining such office lease. The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective May 3, 2013, upon the closing of the Sale as discussed in Section 2 – Item 2.01 above and pursuant to the terms of the Amended Employment Agreement, Mr. Haller resigned as the Company’s Chief Executive Officer, President and as a director.

(c) Effective May 6, 2013, the Company’s Board of Directors appointed Daniel Penni as the interim Chief Executive Officer and President of the Company. Mr. Penni will continue to serve as the Chairman of the Company’s Board of Directors. Mr. Penni will receive no additional compensation for serving as interim Chief Executive Officer and President.

Mr. Penni, age 65, has served as a Company director since March 1995, and as the Chairman of the Company’s Board of Directors since July 3, 2007. From September 1988 until December 2005, Mr. Penni was employed by Arthur J. Gallagher & Co. (NYSE:AJG), an insurance brokerage and risk management services firm, where he served in several positions, including most recently as an Area President. He has worked in various sales and administrative roles in the insurance business since 1969. He also served on the board of trustees of the Massachusetts College of Pharmacy and Health Sciences in Boston from 1989 through June 2006 and served as the chair of finance, the corporate treasurer and the chair of the audit committee at various times during his service period. Mr. Penni graduated with a Bachelor of Science degree in 1969 from the School of Management at Boston College. Mr. Penni was a member of the board of directors of Positive ID Corporation, n/k/a Positive ID Corporation, a former subsidiary of the Company, from June 2004 until January 2008.

Exhibit 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement between Digital Angel Corporation and L. Michael Haller executed April 10, 2013 and effective on May 3, 2013

10.2	Transition Services Agreement between Digital Angel Corporation and MGT Capital Investments, Inc. dated as of May 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: May 7, 2013	By:	/s/ Lorraine Breece
Name: Lorraine Breece Chief Financial Officer